Exhibit 1.1

DUKE REALTY CORPORATION

(an Indiana Corporation)

4,000,000 Depositary Shares

Each Representing 1/10 of a 7.25% Series N Cumulative Redeemable

Preferred Share (Par Value $0.01 Per Share)

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

TERMS AGREEMENT

Dated: As of June 15, 2006

To:	Duke Realty Corporation
Duke Realty Limited Partnership
600 East 96th Street, Suite 100
Indianapolis, IN 46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

We understand that Duke Realty Corporation, an Indiana corporation (the “Company”), proposes to issue and sell 4,000,000 depositary shares (the “Depositary Shares”) each representing 1/10th of a 7.25% Series N Cumulative Redeemable Preferred Share, par value $0.01 (collectively, the “Series N Preferred Shares”), of the Company (such Depositary Shares being collectively hereinafter referred to as the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase the Initial Securities (as defined in the Underwriting Agreement referred to below) at the purchase price set forth below. For purposes of this offering, the term “Registration Statement” (as defined in the Underwriting Agreement referred to below) means the registration statement on Form S-3 (No. 333-120492).

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Underwriter	Number of Shares Of Initial Underwritten Securities
Morgan Stanley & Co. Incorporated	1,066,668
UBS Securities LLC	1,066,666
Wachovia Capital Markets, LLC	1,066,666
A.G. Edwards & Sons, Inc.	400,000
Stifel, Nicolaus & Company Incorporated	400,000
Total:	4,000,000

The Underwritten Securities shall have the following terms:

Title of securities:	Depositary Shares each representing 1/10th of a 7.25% Series N Cumulative Redeemable Preferred Share (Par Value $0.01 Per Share) (Liquidation Preference Equivalent to $25.00 Per Depositary Share).
Number of shares:	4,000,000
Public offering price per share:	$25.00, plus accumulated dividends, if any, from the date of original issue.
Purchase price per share:	$24.2125
Number of Option Securities, if any, that may be purchased by the Underwriters:	600,000
Dividend rate:

Cumulative dividends in the amount of 7.25% of the liquidation preference per annum (equivalent to $1.8125 per annum per Depositary Share); payable quarterly on or about March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2006.

Voting and other rights:

If distributions on the Series N Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Underwritten Securities (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors to serve on the Board of Directors of the Company until all distribution arrearages are paid.

Joint Book-Runners:	Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC

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Liquidation preference:	$25.00 per Depositary Share.
Ranking:

The Underwritten Securities will rank pari passu with any other preferred shares (except the Series C Junior Preferred Stock to which the Underwritten Securities rank senior) and will rank senior to the Common Stock of the Company and any other shares of the Company ranking junior to the Series N Preferred Shares.

Conversion provision:	The Series N Preferred Shares are not convertible or exchangeable for any other property or securities of the Company.
Redemption provisions:

The Depositary Shares may be redeemed, in whole or in part at the option of the Company, as of June 30, 2011, at a redemption price of $25.00 per Depositary Share, plus accrued and unpaid distributions thereon to the date fixed for redemption, without interest.

Sinking fund provisions:	None.
Closing time, date and location:	June 30, 2006, 10:00 a.m., New York City Time, Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019.
Other Terms:	Sections 3(o) and 5(h) of the Underwriting Agreement are inapplicable to this transaction.

Underwriting Agreement:

Except as expressly provided herein, all the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities - Underwriting Agreement”, dated January 5, 2006, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms used but not defined shall have the meanings set forth in the Underwriting Agreement. Notices to the Underwriters shall be directed to Morgan Stanley & Co. Incorporated, 1585 Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Department.

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Please accept this offer no later than 10 o’clock P.M. (New York City time) on June 15, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: _/s/ Michael Borut

Name: Michael Borut

Title:

UBS SECURITIES LLC

By: _/s/ Scott Whitney

Name: Scott Whitney

Title: Executive Director

By: _/s/ Ryan Donovan

Name: Ryan Donovan

Title: Executive Director

WACHOVIA CAPITAL MARKETS, LLC

By: _/s/ Teresa Hee

Name: Teresa Hee

Title: Managing Director

A.G. EDWARDS & SONS, INC.

By: _/s/ Brian N. Hansen

Name: Brian N. Hansen

Title: Vice President

STIFEL, NICOLAUS & COMPANY INCORPORATED

By: _/s/ David M. Minnick

Name: David M. Minnick

Title: Senior Vice President

For Themselves and as Representatives of the other named underwriters

Accepted:

DUKE REALTY CORPORATION

By:  _/s/ Howard L. Feinsand

Name:             Howard L. Feinsand

Title:               Executive Vice President, General Counsel and Corporate Secretary

DUKE REALTY LIMITED PARTNERSHIP

By:  DUKE REALTY CORPORATION,

its sole General Partner

By:      /s/ Howard L. Feinsand

Name                  Howard L. Feinsand
Title:                   Executive Vice President, General Counsel and Corporate Secretary

Annex A

Underwriting Agreement

Schedule I

Free Writing Prospectus, dated June 15, 2006